Exhibit 10.13

BANCO NACIONAL	Name: Loan Agreement	Code: RE20-PR19JU01
Page 1		Version: 18

The following is a LOAN AGREEMENT entered into by and between the BANCO NACIONAL DE COSTA RICA, legal identification number 4-000-001021, with registered address in San José, on Fourth Avenue between First and Third Avenues, hereinafter referred to for the purposes of this contract as the BANK OR CREDITOR, and, LATAM LOGISTIC CR PROPCO ALAJUELA 1 S.R.L., legal identification number 3-102-695862, with registered address in the province of San José, Santa Ana canton, Pozos district, Forum Uno business center, Building C office 1C1, represented in this act by Mrs. Annette Fernandez Pagan, of legal age, married once, financial director, resident of San José, Pozos, Forum I Business Center, Building C, office 1C1, with residence identification number (DIMEX) 184002666420, in her capacity as ATTORNEY IN FACT, with sufficient powers for this act, with SPECIAL POWER OF ATTORNEY granted by public deed number nine issued at thirteen hours on April twenty-seventh, two thousand twenty-three, recorded on page thirteen of the volume eight of the protocol of the notary public Alejandro Vargas Yong, bearer of identification number one thousand two hundred sixty-one-two hundred six, duly authorized and instructed through the Extraordinary General Meeting of Shareholders number fourty-eight held at the company’s registered office at eight o’clock on April twenty-seventh, two thousand twenty-three, notarized in public deed number five at twelve o’clock on April twenty-seventh, two thousand twenty-three, recorded on the back of page seven in the volume eight of the protocol of the notary public Alejandro Vargas Yong, bearer of identification number one-one thousand two hundred sixty-one-two hundred six. Hereinafter, and for the purposes of this contract, referred to as the DEBTOR, and collectively as the parties, which shall be governed by the Legal System of the Republic of Costa Rica and the following clauses:

FIRST: LOAN. The Bank grants the debtor a commercial loan in the amount of $66,500,000.00 (sixty-six million five hundred thousand exact US dollars, legal currency of the United States of America), received to the full satisfaction of the debtor.

SECOND: TERM. This credit shall have a term of 300 months from the signing of this contract and shall mature on April 28, 2048, in accordance with the provisions of Article seventy of the Organic Law of the National Banking System.

THIRD: INVESTMENT PLAN. The debtor expressly and irrevocably declares that the money received through this loan will be used solely and exclusively for:

1.	Payment of liabilities with Davivienda in the amount of $49,669,174.02 according to the provided liability statement.
2.	Prepayment commission of the debt with Davivienda in an approximate amount of $1,282,434.00.
3.	Reimbursement of investments made by the partners in the amount of $15,415,391.98.
4.	Financing 100% of the processing and formalization commission.

The debtor authorizes the General Superintendence of Financial Entities and the creditor to verify and supervise the final use of the money from this loan when they deem it necessary and by the means they consider appropriate. If, once the loan is approved, it is demonstrated that the debtor is not complying with any of the components of the approved investment plan, the creditor may temporarily or definitively interrupt the disbursement of funds intended for such purposes, and may even declare the loan due in advance, depending on the severity of the breach, in accordance with the provisions of Article sixty-four of the Organic Law of the National Banking System.

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The details are attached in Annex 1 to this document.

Credit Classification: Activity: 12 Services, Class: 05 Credit Restructuring, Subclass: 12503 Operation Liabilities cancellation to third parties, Use of Resources: Transfer. Limit: 12103 Libor Rate.

FOURTH: DELIVERY METHOD. Once the applicant has contributed the formalization expenses and signed the legal documents, the procedure will be as follows:

1.	Deposit to a national or international account in favor of each creditor according to the debt certification issued by each of them at the date of disbursement of this financing. The amounts of liabilities with Banco Davivienda will be disbursed according to the provided liability certification at the time of formalization. If for any reason one of the liabilities decreased, generating a surplus in the amount designated for its cancellation, but another liability increased, this surplus can be used to apply to the operation with a higher balance, always respecting the maximum financing amount.
2.	Disbursements may be made directly to the debtor’s account when, during the credit analysis process, the debtor executes balance amortization (with own resources) for any of the debts considered within the investment plan, which must be duly documented, and in no case shall the executed disbursements exceed the approved credit amount.
3.	Compensation will be made through SINPE fund transfer to the account indicated by the company. This transfer will take place when the company registers the social capital.
4.	Once the transactions are canceled or any reimbursement is generated to the debtor, in case of a surplus, it is applied as an extraordinary credit or the pending disbursement is eliminated, and in the case of deficiencies for total cancellation, the debtor must contribute the required amount.

The debtor declares that they have been informed and accept that disbursements of this loan will be made according to the availability of funds from the Bank, as possible restrictions from the Government of the Republic or provisions of the Bank itself aimed at safeguarding the minimum financial ratios established by the regulatory bodies of banking activity, especially but not limited to the regulations of the National Council for the Supervision of the Financial System and/or the General Superintendence of Financial Entities, in the exercise of the powers conferred by law, could have an effect on the disbursement of funds. The debtor agrees and accepts that the Bank is authorized to retain or suspend the delivery of one or more of such partial disbursements if the debtor is not up to date on payments, both for this and other direct or indirect credit transactions maintained with the Bank.

Before the disbursement of funds corresponding to the capital reimbursement:

It is requested to increase the amount of the installments (social capital) by an amount not less than $13,300,000, which must be registered prior to the disbursement of funds corresponding to the capital reimbursement.

FIFTH: OBLIGATION PAYMENT. The debtor undertakes to pay its obligation to the creditor during the agreed term through adjustable and consecutive monthly installments, payable in advance, comprising principal and interest, with the balance due at maturity, which, based on today’s interest rate, amount to the sum of $424,404.62 approximately each, except for the last installment, which will be for the balance of the entire obligation at that time. The installment does not include commissions or insurance. The installment amount will vary each time the interest rate changes. The National Bank of Costa Rica is authorized to continuously and successively debit the payments stipulated in this credit from the current accounts in the name of Latam Logistic CR Propco Alajuela I SRL, which will be made on the 5th of each month. Therefore, they undertake to maintain in the indicated account on the payment date a confirmed available balance at least equal to the amount of the corresponding payments. Any partial or total extraordinary payment must be made on the agreed ordinary payment dates. The debtor declares to be aware and accept that the indicated installment amount is not a fixed amount but may vary according to changes in the interest rate, as established in this contract.

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SIXTH: PLACE OF PAYMENT OF THE OBLIGATION. The debtor agrees and accepts that any payment in legal tender will be made at any of the Bank’s open offices during normal business hours or through the electronic means made available by the Bank to its clients.

SEVENTH: REGULAR INTEREST. The debtor expressly agrees and accepts that the debt will accrue regular annual interest, periodically adjustable, calculated on the outstanding capital balance, payable monthly in advance, from the date of the signing of this document, according to the following scheme:

1.	For the period covering month 1 to month 12, the interest rate will be fixed at 5.90%.
2.	For the period covering month 13 to month 24, the interest rate will be fixed at 6.20%.
3.	For the period covering month 25 to month 300, the interest rate will be variable and adjustable, and will be constituted by the CME TERM SOFR rate at a 3-month term plus 1.40 percentage points.

The variable interest rate is the result of the combination of a fixed factor called margin and a variable component constituted by the CME TERM SOFR rate at a 3-month term, which is calculated and published by the Chicago Mercantile Exchange (CME) and is available on the international financial and transactional information platform Bloomberg, which will constitute sufficient evidence for the verification of that rate.

Interest will be adjusted periodically according to the variations in the CME TERM SOFR rate in accordance with the provisions of articles 70 of the Organic Law of the National Banking System and 497 of the Commercial Code. When this credit is established, the periodicity of the interest rate adjustment will be quarterly, but the debtor expressly and irrevocably accepts that the Bank may in the future make this adjustment on a monthly, bimonthly, quarterly, semiannual, or annual basis.

The parties expressly agree that in the event of any of the following transition events regarding the CME TERM SOFR rate, the Bank will inform the debtor by communication sent to the following email address designated by the debtor: annette@latamlp.com / randall@latamlp.com / jennifer@latamlp.com (1) A public declaration or publication of information by or on behalf of the administrator of the reference rate (or the components used in its calculation) announcing that such administrator has ceased or will cease to provide the reference rate (or the components for its calculation) permanently or indefinitely, provided that, at the time such declaration or publication is made, there is no replacement administrator continuing to provide the reference rate (or the components for its calculation); (2) A public declaration or publication of information by either a regulatory entity or local or international supervisory body, regulating or supervising the administrator of the reference rate (or the components for its calculation), an insolvency officer with jurisdiction over the administrator of the reference rate, or a court, entity, or jurisdictional body with authority over the administrator of the reference rate, stating that the administrator of the reference rate has ceased or will cease to provide the reference rate (or the components for its calculation) permanently or indefinitely, provided that, at the time such declaration or publication is made, there is no replacement administrator continuing to provide the reference rate (or the components for its calculation); (3) A public declaration or publication of information by a regulatory entity or local or international supervisory body with jurisdiction over the administrator of the reference rate (or the components for its calculation) announcing that such reference rate (or the components for its calculation) is not representative. The debtor understands and accepts that it is their sole responsibility to inform the Bank expressly and in writing, signed in handwritten or digital form or by digitally signed email, of any change in the address indicated. Otherwise, communications made to the medium indicated here will be deemed valid for all purposes. The debtor will have a maximum period of 90 natural days, counted from the date the Bank communicates the occurrence of any transition events, within which they may exercise the option to cancel the total outstanding balance under the interest rate conditions then in effect, without any penalty for early payment. This will apply only if the obligation is canceled in its entirety. Payments due during the established 90 natural days, and while the debtor has not exercised the option to cancel the entire obligation, must be made based on the last published CME TERM SOFR rate at 3 months.

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If, within the established 90 natural days, the debtor does not exercise the option to cancel the entire obligation, they expressly and irrevocably accept that the current interest rate of the credit will be replaced and, as of the end of the 90 natural days, will be constituted as follows:

1.	The interest rate for the remaining period from month 1 to month 12, in case this has not been completed at the time of substitution, will be a fixed rate of 5.90%.
2.	The interest rate for the remaining period from month 13 to month 24, in case this has not been completed at the time of substitution, will be a fixed rate of 6.20%.
3.	The interest rate for the remaining period from month 25 to month 300, in case this has not been completed at the time of substitution, will be variable and adjustable, constituted by the Interbank Reference Rate (TRI) in dollars at a 6-month term plus 1.90 percentage points.

The change in the reference interest rate will not affect payments already made during the term of the loan, so it will have no retroactive effects. The variable interest rate is the result of the combination of a fixed factor called margin and a variable component constituted by the Interbank Reference Rate in dollars at a 6-month term, which is calculated by the firm Proveedor Integral de Precios Centroamérica S.A. (PIPCA) and is published on the website www.piplatam.com/Home/filiales?country=CR, of the firm Proveedor Integral de Precios Centroamérica S.A. (PIPCA), as well as on the website of the Central Bank of Costa Rica and on the BLOOMBERG financial information system website, which will constitute sufficient evidence for the verification of that rate. The interest rate will be adjusted periodically according to the variations observed in the variable factor at each review opportunity, in accordance with the provisions of articles 70 of the Organic Law of the National Banking System and 497 of the Commercial Code. The adjustment of this interest rate will be made semiannually, but the debtor expressly and irrevocably accepts that the Bank may in the future make this adjustment on a monthly, bimonthly, quarterly, semiannual, or annual basis.

The debtor agrees and accepts that in case the loan is governed by the substitute rate, no type of notification or notice will be necessary, nor the signing of additional documents to this contract, so the application of the substitute rate will be automatic. The debtor expressly declares that prior to the signing of this contract, the Bank informed them about the possibility that the CME TERM SOFR rate governing this loan may cease to be calculated and published during the term of the contract, as well as about the need derived from the above, to foresee in the contract a reference rate to replace the CME TERM SOFR rate if necessary. In this regard, the debtor declares that they are aware and accept that the Bank informed them that the replacement rate available in case of substitution of the CME TERM SOFR rate is the Interbank Reference Rate (TRI) in dollars. Likewise, the debtor expressly declares that prior to the signing of this contract, the Bank provided them with written, clear, updated, and sufficient information about the CME TERM SOFR rate, including information regarding how this interest rate is determined and the formula for calculating interest, through the delivery of an Informational Brochure whose content and acknowledgment of receipt by the debtor are part of the loan file. In the same sense, the debtor declares that the Bank expressly informed them of the means through which they could request additional information or raise any questions regarding the CME TERM SOFR rate. In virtue of the above, the debtor expressly declares that they have decided to voluntarily and fully informedly acquire this loan referenced to the CME TERM SOFR rate.

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EIGHTH: MODIFICATION OF CURRENT INTEREST: The debtor states that she has been informed and expressly and irrevocably accepts that this credit is formalized with the current interest rate established in this contract, considering her credit history and trajectory with the Bank, and in accordance with the regulations issued by the General Superintendence of Financial Entities (SUGEF), especially the Regulations for the Qualification of Debtors Agreement SUGEF 01-05, and specifically for credit operations carried out under the framework of the Banking System for Development, the Regulations on Management and Evaluation of Credit Risk for the Banking System for Development Agreement SUGEF 15-16, which develops the general framework for credit risk management for operations carried out under Law 9274 and its Regulation. These rules aim to quantify and manage the credit risk of debtors and include, among other things, criteria for analyzing the ability to pay and the historical payment behavior of debtors, as well as the level of delay in paying credit obligations, and constitute publicly accessible information that can be consulted on the website of the General Superintendence of Financial Entities www.sugef.fi.cr. According to the aforementioned criteria, as of the date of signing this contract, the debtor is classified in the risk category A1. In the event that, at any time during the term of this credit, either through analysis by SUGEF, Internal Audit, or any of the internal control bodies of the Bank, it is verified that the debtor, for reasons attributable to her, has incurred any of the causes or criteria provided for in the SUGEF regulations, which results in the reclassification of the debtor’s risk category to a higher category than indicated in this clause, she declares that she has been informed and expressly and irrevocably accepts that the margin of the credit interest rate will be increased by an additional 2 percentage points to what is agreed, without the need for notification or prior notice. In the same vein, the debtor declares that she has been informed and expressly and irrevocably accepts that the margin of the interest rate may be increased under the same terms, in the following cases: a) The debtor fails to fulfill her obligation to present financial information, among others but not limited to Financial Statements, Salary Certificate, Certification of Income, within the period and timeframe indicated by the Bank, demonstrating the origin and level of current income of the debtor and other obligors, including guarantors, in order to assess their ability to pay as provided by SUGEF. b) The debtor revokes the authorization for the Bank to consult her information from the Credit Information Center (CIC) of SUGEF. c) In case, for reasons attributable to the debtor, it is not possible to make the annotation or registration, as the case may be, before the corresponding Public Registry, of the document constituting the guarantee of this obligation. d) When, due to reasons attributable to the debtor or the owner of the property given as collateral, the Bank cannot carry out follow-up inspections on the property given as collateral, or cannot carry out visits to the property to prepare a new appraisal. e) The debtor does not submit the copy of the payment receipt for insurance or renewals of policies with the chosen insurance entity, in which the acquisition and validity of the required policies are proven, presenting the established coverages, and where the Bank is identified as the beneficiary creditor. f) The debtor fails to comply with the investment plan of the credit, modifying the destination or form of exploitation of the property financed by the Bank. In the event that, having applied the increase in the interest rate for any of the reasons provided in this clause, the debtor recovers the risk category she had when the credit was granted, or normalizes the situation that led to the increase in the interest rate, and as long as there is no other cause for an increase as provided here, the Bank will adjust the margin of the interest rate, starting from the next payment period of the current interest, according to the frequency agreed in this contract, eliminating the applied increase. The debtor declares that she knows and accepts that this adjustment of the interest rate will not have retroactive effects, so the Bank will not refund sums paid as interest according to the terms of this clause.

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NINTH: LATE PAYMENT INTEREST. In the event that the debtor delays in the payment of the obligations of this credit, she must pay late payment interest at the same rate as the current interest plus two percentage points. Late payment interest will be calculated on the amount of the overdue payment, in accordance with the provisions of Article seventy of the Organic Law of the National Banking System.

TENTH: EXPENSE PAYMENT. The debtor agrees and accepts to pay all expenses arising from legal fees, stamps, registration fees, commissions, insurance policies, current and late payment interests, and any other related to the constitution, registration, execution, and cancellation of this credit operation.

ELEVENTH: COMMISSIONS. ADMINISTRATIVE FORMALIZATION EXPENSES COMMISSION. The debtor agrees and accepts to pay the creditor a commission for administrative formalization expenses, once at the time of signing this document, equivalent to 0.20% of the granted loan amount.

CREDIT ADMINISTRATION COMMISSION. The debtor agrees and accepts to pay the creditor a credit administration commission of 1%, payable monthly on balances if paid 5 business days after the date stipulated in the system for the payment of the installment. This commission is exempt in the months or dates of payment according to the established frequency if the client pays the installment before or at most 5 business days after the agreed payment date.

COMMISSION FOR ADMINISTRATIVE EXPENSES FOR DELAYED OPERATIONS AND ACCOUNTING IN JUDICIAL COLLECTION. In the event that the debtor incurs a delay in the payment of the established installments exceeding one business day, she agrees that, in addition to the corresponding late payment interest, she must pay the Bank the sum of 10 United States dollars, or its equivalent in colones at the selling exchange rate of Banco Nacional de Costa Rica, as a commission for administrative expenses due to delay. This payment must be made each time the delay is repeated. Likewise, the debtor expressly agrees and accepts that when, due to the delay in the debt payment, it is transferred from administrative collection to judicial collection, she must pay the creditor an additional commission of 1%, calculated on the outstanding capital balance. The commission for the transfer to judicial collection will in no case be less than 10,000.00 colones nor greater than 250,000.00 colones. This payment must be repeated each time the operation is to be transferred to judicial collection.

COMMISSION FOR EARLY DEBT PAYMENT. The debtor acknowledges and accepts that in the event of early payment of the credit, i.e., on a date earlier than the agreed maturity date, she must pay a commission according to the following scheme: 1) In case the full amount owed is paid at any time during the first 3 years of the credit, a commission of 3% calculated on the total outstanding balance at the time of payment must be paid. 2) In case of a partial payment or extraordinary payment at any time from year 3 until the end of the credit term, a commission of 1.50% calculated on the outstanding balance at the time of payment must be paid. The prepayment fee will not be charged in the following cases: a) The credit is canceled through another credit granted by the bank itself; b) The credit is classified in a risk category C, D, or E at the time of payment; c) The credit is in a state of judicial collection or loan reserve at the time of payment; d) Payment comes from the application of an insurance policy acquired by the debtor and related to the credit.

TWELFTH: GUARANTEE. As a guarantee for the payment of the obligations of this loan, the debtor subscribes to a guarantee trust on the following properties:

Property number 4-266788-000, located in the province of Heredia, with a land value of ₡2,409,783,320.00 and a construction value of ₡1,717,432,388.00 for a fair market value of ₡4,127,215,708.00; according to appraisal 202-40104026678800-2023-U, dated March 28, 2023, prepared by Civil Engineer Alex Roberto Alvarado Rodríguez, a Bank National de Costa Rica appraiser.

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Property number 2-006877-000, located in the province of Alajuela, with a land value of ₡2,193,361,488.00 and a construction value of ₡4,416,665,096.00 for a fair market value of ₡6,610,026,584.00; according to appraisal 202-20104000687700-2023-U, dated March 29, 2023, prepared by Civil Engineer Alex Roberto Alvarado Rodríguez, a Bank National de Costa Rica appraiser.

Property number 2-351297-000, located in the province of Heredia, with a land value of ₡8,519,400,156.00 and a construction value of ₡29,159,109,419.00 for a fair market value of ₡37,678,509,575.00; according to appraisal 202-20104000687700-2023-U, dated March 29, 2023, prepared by Civil Engineer Alex Roberto Alvarado Rodríguez, a Bank National de Costa Rica appraiser.

For properties 2-351297-000 and 2-006877-000, it is stipulated that they cannot be released individually as they constitute the same productive unit. If the client requests not to include this limitation, the properties must be unified.

The properties are taken with an internal responsibility of 75%.

THIRTEENTH: INSURANCE. DAMAGE INSURANCE. During the term of this credit, the debtor undertakes to contract and keep in force insurance against all damages and losses caused by fraud, fault, fortuitous event, and/or force majeure, that the movable or immovable property object of this guarantee and its structures may suffer, through a policy issued by an insurance entity of her free choice, for an amount according to the following detail:

Property number 4-266788-000, construction value ₵1,717,432,388.

Property number 2-006877-000, land value ₵2,193,361,488.00.

Property number 2-351297-000, land value ₵8,519,400,156.00.

And to transfer to Banco Nacional de Costa Rica its right to the compensation that the insurer must pay in the event of a loss, through the figure of Mortgage Creditor. The debtor declares to know and accept that the policy must be duly constituted prior to the formalization of the credit and be acquired in colones as the currency in which the appraisal is expressed. In cases where, at the express request of the client, the client wishes to subscribe to the policy in dollars, the client must commit in the legal document to make the adjustments to the policy amount that the Bank requests. The debtor undertakes to expressly and in writing authorize the Bank at the time of the formalization of the credit, so that it can consult and obtain from the insurance company all the information related to the policies referred to in this clause. The authorization must remain valid at all times until the expiration or total payment of this obligation. In case the debtor changes the insurance company, she must inform the Bank and issue a new authorization to the insurance company she has contracted. The insurance company contracted by the debtor must have administrative authorization from the Superintendencia General de Seguros (SUGESE) for its proper operation in the country. The debtor declares to know and accept that, in the event of an uninsured claim, limitations or exclusions imposed by the chosen Insurance Company, Banco Nacional assumes no responsibility. Likewise, the debtor undertakes to keep this insurance in force until the expiration or total payment of this obligation and undertakes to keep the Bank informed, by suitable means, of the periodic renewals she makes of the insurance. Failure to comply with the obligations established in this clause will entitle the Bank to declare the obligation due and demand it in full through legal means. It is established between the parties that, if for any cause or circumstance there is a lack of contracting or renewal of the policies attached to this credit, this does not generate any responsibility for Banco. The debtor declares to know that this obligation is her responsibility. It is also established that any change in the policy must be known to the Creditor and with its approval.

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FOURTEENTH: ADMINISTRATIVE COLLECTION MANAGEMENT. The debtor expressly agrees and accepts that, in case of a delay equal to or greater than five business days in the payment of any of the installments of this obligation, the Bank will be authorized to carry out administrative collection management, directly or through an external company hired for this purpose. In this case, the debtor must pay, as an additional and independent charge from any late payment interest that may apply, an amount equivalent to 5% of the principal installment that is in arrears, as a charge for administrative collection management. The administrative collection management charge may not in any case exceed twelve (12) legal currency dollars of the United States of America or its equivalent in colones according to the selling exchange rate of Banco Nacional de Costa Rica for the date of the charge, and may not be applied more than once a month for each operation.

FIFTEENTH: PAYMENT ALLOCATION. The debtor agrees and accepts that the Bank reserves the allocation of all payments made at any time, even after the property given as collateral has been auctioned.

SIXTEENTH: EARLY TERMINATION. The debtor agrees and accepts that the non-compliance on her part with any of the terms and conditions stipulated in this document, verified by the creditor or by the supervisory authorities, will give the creditor the right to declare the term expired in advance and demand the total cancellation of the credit through the legal means that correspond, in accordance with the provisions of articles four hundred twenty of the Commercial Code and seventy of the Organic Law of the National Banking System. The Bank is authorized to declare due and execute the obligation in those cases in which any type of circumstance arises, attributable to the debtor, such as but not limited to lawsuit annotations, attachments and rights of any nature, or due to non-payment of taxes, which delay or make it impossible to register with the Public Registry the guarantees constituted in payment of this obligation.

SEVENTEENTH: AUTHORIZATION FOR INFORMATION REQUEST. The debtor authorizes the Bank to, before any intermediary of the National Banking System and before the Superintendencia General de Entidades Financieras, request information about the level of indebtedness to establish financial capacity as stipulated in article sixty-five of the Organic Law of the National Banking System. The debtor agrees and accepts that any false data that can be verified from the provided information, corroborated by the creditor before the mentioned entities, will have the following consequences: A) If the credit has already been approved, the Creditor will suspend the disbursement or disbursements of the loan if it has not been delivered. B) If the disbursement of the loan has been delivered, it will be a cause for early maturity of the credit term, and the creditor may collect it through the legal means that correspond. C) Not receiving the services provided by the Bank and its conglomerate. D) It will be a cause of loss of the expenses incurred for the credit processing. Also, the debtor expressly states that she has been informed in detail of the rights established in articles four to seven of the Law for the Protection of the Person Regarding the Treatment of their Personal Data, regarding access, rectification, and cancellation of her personal data.

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EIGHTEENTH: AUTHORIZATION FOR INFORMATION TREATMENT. I authorize Banco Nacional de Costa Rica to process, collect, store, transfer, and transfer the information of my personal data, including restricted use data. This authorization includes: 1) the possibility of sharing the indicated information with Banco Nacional and the other subsidiaries of the Banco Nacional Conglomerate, existing or future, or with third parties subcontracted by Banco Nacional and its subsidiaries for the management, filing, and updating of records, sending account statements, administrative and judicial collection processes of the Bank (including income and employment information), and to provide me with services as a client of the conglomerate or the subsidiary, including but not limited to credit card contracts, call center services, sales or contracting services of products, marketing, promotions in general, and banking and financial services, collection services, services for transaction security to be carried out or other services through telephone, digital, text messages, email, or any other means that help carry out transactions. Such communications may be for informational purposes, direct selling, data verification, collection, promotion of products, and any other that is considered appropriate to provide by these means. 2) the possibility of sharing the indicated information with Banco Nacional and the other subsidiaries of the Banco Nacional Conglomerate for the purpose of verifying compliance with Law 8204. Furthermore, I expressly and irrevocably authorize Banco Nacional as a supervised entity to access and consult my information at the Credit Information Center (CIC) of the Superintendencia General de Entidades Financieras. Also, this authorization allows the use of the accessed information and that this information may be shared with BN Vital, BN Valores, BN SAFI, and BN Corredora de Seguros to facilitate any credit or business analysis to be carried out by the indicated entities, including for the offering of services, commercial and/or financial products. Finally, I accept that I have been informed and accept that the non-delivery of the requested information may cause the rejection of my application or not receiving the services provided by the company and its conglomerate, and that I can exercise the rights of access, rectification, and cancellation established by law.

NINETEENTH: VERIFY FINANCIAL SITUATION. So that the Bank can verify the financial situation of the debtor, she undertakes to provide, during the term of this credit, the necessary accounting information to give a truthful and timely follow-up to the economic, financial, and administrative situation, as well as to provide all facilities for the Bank’s officials to exercise proper credit control. It is understood that, for financial monitoring purposes, the client must present the required information, as established by the SUGEF 1-05 regulation.

Post Formalization:

1.	Transfer the collection of rental amounts to BNCR accounts in the name of the applicant to increase the client’s connection with the bank, enhance resource collection, and mitigate the risk of non-payment through automatic debit. A period of 12 months is granted from formalization to complete the transfer. In case of non-compliance, a coercive measure of 2pp will be applied.

2.	A 12-month period is granted from formalization for the presentation of emergency plans for both campuses, complying with SARAS requirements. In case of non-compliance, a coercive measure of 2pp will be applied.

3.	The operating permit from the Ministry of Health and the commercial license for the offices where the administrative area of the company operates must be submitted. A period of 3 months is granted from formalization for submission. In case of non-compliance, a coercive measure of 2pp will be applied.

TWENTIETH: NOTIFICATION OF CREDIT ASSIGNMENT: The credit assignment must be notified to the debtor through a notarial deed, certified letter, or another authentic or easily verifiable form.

The debtor acknowledges and accepts that the credit may be assigned by the creditor without the need for notification, in cases outlined by articles 491 of the Commercial Code and 1104 of the Civil Code.

These operations are exempt from stamp duty and taxes, and notarial fees will be agreed upon by the parties.

BANCO NACIONAL Page 10	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

CORPORATE TAX: The debtor acknowledges the obligation to pay corporate tax as stipulated in Law 9428 - Corporate Tax. The bank may verify the compliance status of this obligation at any time, even requiring the client to annually provide proof by March 31 of the year following the fiscal period (January 1 to December 31). Non-compliance or failure to present the corresponding proof may result in the bank declaring the credit due and payable.

TRANSPARENCY AND BENEFICIAL OWNERSHIP REGISTER: The debtor declares awareness of the obligation to provide information as per Law 9416 to enhance the fight against tax fraud and Regulation of the Transparency and Beneficial Ownership Register No. 41040-H.

The debtor commits to supplying information as per citation norms and unequivocally agrees to submit the proof issued by the Transparency and Beneficial Ownership Register to the bank, verifying the information’s presentation.

The proof must be presented to the bank within a maximum period of 5 business days from the last day of the deadline for filing the declaration with the Transparency and Beneficial Ownership Register, in accordance with guidelines established by the competent authority. Failure to provide information or present the proof within the specified period authorizes the bank to declare the obligation due and payable in advance.

TWENTY-FIRST: CONTRACTUAL DOMICILE AND OTHERS: For the purposes of the provisions of the second chapter of Law on Judicial Notifications number 8687 of December 4, 2008, published in the Official Gazette on January 29, 2009, the debtor, co-debtor, property owner consenting to the encumbrance, guarantors, and other obligors in this credit indicate the following as the contractual domicile for judicial notifications: the debtor - Latam Logistic CR Propco Alajuela 1 S.R.L., with an address in the province of San José, Santa Ana canton, Pozos district, Forum Uno business center, Building C office 1C1. All parties declare their awareness and acceptance that the judicial resolutions provided for in Article 19 of the aforementioned Law on Judicial Notifications will be notified to the indicated domiciles. They state that the specified domiciles for receiving notifications are real, existing, and correctly recorded. They further declare that, in the case of individuals, these addresses correspond to their residence, and in the case of legal entities, the addresses correspond to their real corporate or headquarters address. In the event of any changes after the date of this document, they undertake to communicate the change in writing to the creditor. They also declare their understanding and express acceptance that, if the contractual domiciles for judicial notifications have changed and the change of address has not been communicated in writing to the creditor, or if the person to be notified is not found at the originally specified location, or if it is permanently closed or uncertain, imprecise, or nonexistent, the notifier will record this, and without further procedure, a legal representative will be appointed for them.

The debtor acknowledges and accepts that, as this credit constitutes a commercial obligation, there is no need for a payment demand for the obligation to be considered in default, in accordance with Article 418 of the Commercial Code. The debtor waives the procedures of the executive process and agrees that any collection process will be established and processed in accordance with current procedural law. For these purposes, the simple presentation of the respective certifications and relevant documents will be sufficient in court to establish the date and time of the auction of the property given as collateral. The debtor is obligated in that jurisdiction to pay personal costs, procedural costs, current and overdue interest, and finally, the outstanding principal.

The debtor declares that has read and understood the rights and obligations of this contract, and as an express sign of her acceptance, she signs jointly with the Bank in San José on the 28th day of April 2023. According to the debtor, the debtor expressly authorizes this Agreement to be sent to the debtor in electronic format to the following email address: annette@latamlp.com / randall@latamlp.com / jennifer@latamlp.com. In the event that the debtor does not provide an e-mail address, she will be given a printed copy of the contract at this time.

BANCO NACIONAL Page 11	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

ANNEX 1

Investment Plan		Financed Amount	Client Contribution Amount	Total
1	CAMC tax liabilities	40,000,174.02	0.00	40,000,174.02
2	Other expenses	1,282,434.00	0.00	1,282,434.00
3	Capital Recovery W.	15,415,391.98	0.00	15,415,391.98
4	GTO TRAM FORM	133,000.00	0.00	133,000.00
5	Credit Card	25,000.00	0.00	25,000.00
Total Amount in Colones:		0.00	0.00	0.00
Total Amount in Dollars:		66,525,000.00	0.00	66,525,000.00
Percentage of Dollar Participation:		100.00%	0.00%	100.00%
Percentage of Colones Participation:		0.00	0.00%	0.00%

BANCO NACIONAL Page 12	Name: Loan Agreement	Code: RE20-PR19JU01 Version: 18

RUTH MORA HERRERA

PUBLIC NOTARY

SAN JOSÉ	COSTA RICA

NOTARIAL CERTIFICATION TWENTY-THREE -TWO THOUSAND TWENTY-THREE

RUTH ESTER MORA HERRERA, NOTARY PUBLIC with office open in the city of San José, Vázquez de Coronado, Patalillo, one hundred and fifty meters south of the Venecia hardware store, house six-C, at the request of LATAM LOGISTIC CR PROPCO ALAJUELA UNO Sociedad de Responsabilidad Limitada, I CERTIFY: That the ELEVEN photostatic copies attached to this reason and numbered from one to eleven, which I identify with my seal and signature, are faithful and exact copies of their originals, which I have had in view, and that they correspond to the mercantile loan agreement signed by LATAM LOGISTIC CR PROPCO ALAJUELA UNO Sociedad de Responsabilidad Limitada (debtor) and Banco Nacional de Costa Rica (creditor) for an amount of sixty-six million five hundred thousand dollars net, legal tender of the United States of America, which has been presented to me in original by the Creditor Bank, for the purpose of effecting this act. The undersigned Notary hereby declares that the signatures affixed to said copies were recorded in my own handwriting and that the white seal that appears is the one registered with the National Registry of Notaries. I issue this certification in accordance with article one hundred and ten of the Notarial Code, and the related articles of the Guidelines for the Exercise and Control of the Notarial Service, published in scope number ninety-three, of the Official Gazette La Gaceta, number ninety-seven, of May twenty-two, two thousand and thirteen, at the request of LATAM LOGISTIC CR PROPCO ALAJUELA UNO Sociedad de Responsabilidad Limitada, at eight o’clock on the eleventh day of May, two thousand and twenty-three. I add and pay the law stamps. This certification is number TWENTY-THREE-TWO THOUSAND TWENTY-THREE, in my consecutive certification.